SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549


SCHEDULE 13G (Rule 13d-102)
Information to Be Included in Statements Filed Pursuant to
Rules 13d-1 (b), (c) and (d) and Amendments
Thereto Filed Pursuant To 13d-2

Under the Securities Exchange Act of 1934


(Name of Issuer) Perfect World Co. Ltd.

(Title of Class of Securities) American depository shares,one of which represents five Class B ordinary shares
                               ,par value US$0.0001 per share

(CUSIP Number)                 71372U104


(Date of Event which Requires Filing of this Statement) 6 July 2015


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

| | Rule 13d-1(b)
|X| Rule 13d-1(c)
| | Rule 13d-1(d)



* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


1.NAMES OF REPORTING PERSONS:
GREENWOODS ASSET MANAGEMENT LIMITED

I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):
NOT APPLICABLE


2.
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)
(b)X

3.
SEC USE ONLY


4.

CITIZENSHIP OR PLACE OF ORGANIZATION:
CAYMAN ISLANDS

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
5.
SOLE VOTING POWER:
0


6.

SHARED VOTING POWER:
2,158,048 American depositary shares,
which represent 10,790,240 Class B ordinary shares

7.
SOLE DISPOSITIVE POWER:
0


8.
SHARED DISPOSITIVE POWER:
2,158,048 American depositary shares,
which represent 10,790,240 Class B ordinary shares






9.
AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
2,158,048 American depositary shares,
which represent 10,790,240 Class B ordinary shares


10.
CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
(see instructions)


11.
PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
4.9%


12.

TYPE OF REPORTING PERSON (see instructions)
FI


1.NAMES OF REPORTING PERSONS:
GREENWOODS ASSET MANAGEMENT HOLDINGS LIMITED

I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):
NOT APPLICABLE


2.
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)
(b)X

3.
SEC USE ONLY


4.

CITIZENSHIP OR PLACE OF ORGANIZATION:
BRITISH VIRGIN ISLANDS

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.
SOLE VOTING POWER:
0


6.

SHARED VOTING POWER:
2,158,048 American depositary shares,
which represent 10,790,240 Class B ordinary shares

7.
SOLE DISPOSITIVE POWER:
0


8.
SHARED DISPOSITIVE POWER:
2,158,048 American depositary shares,
which represent 10,790,240 Class B ordinary shares






9.
AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
2,158,048 American depositary shares,
which represent 10,790,240 Class B ordinary shares


10.
CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
(see instructions)


11.
PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
4.9%


12.

TYPE OF REPORTING PERSON (see instructions)
HC

1.NAMES OF REPORTING PERSONS:
UNIQUE ELEMENT GROUP

I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):
NOT APPLICABLE


2.
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)
(b)X

3.
SEC USE ONLY


4.

CITIZENSHIP OR PLACE OF ORGANIZATION:
BRITISH VIRGIN ISLANDS

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
5.
SOLE VOTING POWER:
0


6.

SHARED VOTING POWER:
2,158,048 American depositary shares,
which represent 10,790,240 Class B ordinary shares

7.
SOLE DISPOSITIVE POWER:
0


8.
SHARED DISPOSITIVE POWER:
2,158,048 American depositary shares,
which represent 10,790,240 Class B ordinary shares






9.
AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
2,158,048 American depositary shares,
which represent 10,790,240 Class B ordinary shares


10.
CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
(see instructions)


11.
PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
4.9%


12.

TYPE OF REPORTING PERSON (see instructions)
HC

1.NAMES OF REPORTING PERSONS:
JINZHI JIANG

I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):
NOT APPLICABLE


2.
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)
(b)X

3.
SEC USE ONLY


4.

CITIZENSHIP OR PLACE OF ORGANIZATION:
PEOPLE'S REPUBLIC OF CHINA
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.
SOLE VOTING POWER:
0


6.

SHARED VOTING POWER:
2,158,048 American depositary shares,
which represent 10,790,240 Class B ordinary shares


7.SOLE DISPOSITIVE POWER:
0


8.
SHARED DISPOSITIVE POWER:
2,158,048 American depositary shares,
which represent 10,790,240 Class B ordinary shares






9.
AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
2,158,048 American depositary shares,
which represent 10,790,240 Class B ordinary shares


10.
CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
(see instructions)


11.
PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
4.9%


12.

TYPE OF REPORTING PERSON (see instructions)
HC










Item 1.

(a)
Name of Issuer
Perfect World Co. Ltd.


(b)
Address of Issuers Principal Executive Offices
Perfect World Plaza, Tower 306, 86 Beiyuan Road,
Chaoyang District, Beijing 100101, China


Item 2.

(a)
Name of Person Filing

GREENWOODS ASSET MANAGEMENT LIMITED (GAML)
GREENWOODS ASSET MANAGEMENT HOLDINGS LIMITED (GAMHL)
UNIQUE ELEMENT CORP (UEC)
JINZHI JIANG (JIANG)

(b)
Address of the Principal Office or, if none, residence
FOR GAML: Cricket Square, Hutchins Drive,
P.O. Box 2681, Grand Cayman, KY1111-1, Cayman Islands

FOR GAMHL & UEC: Sea Meadow House, Blackburne Highway,
Road Town, Tortola, British Virgin Islands

FOR JIANG: Suite 1001, Jingying Building B,
1518 Minsheng Road, Shanghai, PR China 200135


(c)
Citizenship
FOR GAML: CAYMAN ISLANDS
FOR GAMHL & UEC: BRITISH VIRGIN ISLANDS
FOR JIANG: PEOPLES REPUBLIC OF CHINA


(d)
Title of Class of Securities
American depositary shares, one of which represents five
Class B ordinary shares, par value US$0.0001 per share



(e)
CUSIP Number
71372U104




Item 3.If this statement is filed pursuant to ss240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:


(a)

Broker or dealer registered under section 15 of the Act (15 U.S.C.78o).


(b)

Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).

(c)
Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C.78c).

(d)
Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).


(e)
An investment adviser in accordance with SS240.13d-1(b)(1)(ii)(E);

(f)

An employee benefit plan or endowment fund in accordance with SS240.13d-1(b)(1)(ii)(F);


(g)
A parent holding company or control person in accordance with SS240.13d-1(b)(1)(ii)(G);


(h)
A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

(i)
A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

(j)

Group, in accordance with ?240.13d-1(b)(1)(ii)(J)


Item 4.Ownership.

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.






(a)

Amount beneficially owned:
2,158,048 American depositary shares,
which represent 10,790,240 Class B ordinary shares

(b)

Percent of class:4.9%

(c)
Number of shares as to which the person has:
2,158,048 American depositary shares,
which represent 10,790,240 Class B ordinary shares


(i)
Sole power to vote or to direct the vote
0


(ii)
Shared power to vote or to direct the vote
2,158,048 American depositary shares,
which represent 10,790,240 Class B ordinary shares


(iii)
Sole power to dispose or to direct the disposition of
0


(iv)
Shared power to dispose or to direct the disposition of 2,158,048 American depositary shares, which represent 10,790,240 Class B ordinary shares







Item 5.Ownership of Five Percent or Less of a Class.

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following.
x

Item 6.Ownership of More than Five Percent on Behalf of Another Person. NOT APPLICABLE

Item 7.Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.
NOT APPLICABLE

Item 8.Identification and Classification of Members of the Group.
NOT APPLICABLE

Item 9.Notice of Dissolution of Group.
NOT APPLICABLE

Item 10.Certification.
By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.
After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date

            9 July 2015
Signature

      /s/ HO, KWAI LUN
Name/Title
     HO, KWAI LUN/HEAD OF COMPLIANCE